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                                                                     Exhibit 12
                          INTERNATIONAL PAPER COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)
                                  (Unaudited)

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                                                                           For the Years Ended December 31,
                                                              ----------------------------------------------------------
                              Title                             1996     1997      1998      1999      2000      2001
                              -----                           --------  -------  --------  --------  --------  ---------
A)  Earnings (loss) before income taxes, minority interest,
     extraordinary items and accounting change............... $  939.0  $ 143.0  $  429.0  $  448.0  $  723.0  $(1,265.0)
B)  Minority interest expense, net of taxes..................   (180.0)  (140.0)    (87.0)   (163.0)   (238.0)    (147.0)
C)  Fixed charges excluding capitalized interest.............    802.1    826.6     866.7     820.9   1,151.5    1,256.0
D)  Amortization of previously capitalized
     interest................................................     34.2     37.0      38.8      17.0      23.5       31.8
E)  Equity in undistributed earnings of affiliates...........      6.2    (40.4)     23.7     (41.6)      5.6       13.5
                                                              --------  -------  --------  --------  --------  ---------
F)  Earnings (loss) before income taxes, extraordinary items, accounting change and fixed charges..................... $1,601.5  $ 826.2  $1,271.2  $1,081.3  $1,665.6  $  (110.7)
                                                              ========  =======  ========  ========  ========  =========
    Fixed Charges
G)  Interest and amortization of debt expense................ $  699.5  $ 720.0  $  716.9  $  611.5  $  938.1  $ 1,050.3
H)  Interest factor attributable to rentals..................     79.0     83.0      80.7      76.3      72.8       76.7
I)  Preferred dividends of subsidiaries......................     23.6     23.6      69.1     133.1     140.6      129.0
J)   Capitalized interest....................................     71.2     71.6      53.4      29.3      25.2       13.2
                                                              --------  -------  --------  --------  --------  ---------
K)  Total fixed charges...................................... $  873.3  $ 898.2  $  920.1  $  850.2  $1,176.7  $ 1,269.2
                                                              ========  =======  ========  ========  ========  =========
L)  Ratio of earnings to fixed charges.......................     1.83               1.38      1.27      1.42
                                                              ========           ========  ========  ========
M)  Deficiency in earnings necessary to cover fixed charges..           $ (72.0)                               $(1,379.9)
                                                                        =======                                =========
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